Exhibit 99.1

Pitney Bowes Announces First Quarter Results for 2010

STAMFORD, Conn.--(BUSINESS WIRE)--May 3, 2010--Pitney Bowes Inc. (NYSE:PBI) today reported first quarter 2010 results.

Adjusted earnings per diluted share from continuing operations for the first quarter was $0.55 compared with $0.55 for the prior year. On a Generally Accepted Accounting Principles (GAAP) basis, the company reported earnings per diluted share of $0.38 for the first quarter, compared with $0.50 per diluted share for the prior year. GAAP earnings per diluted share for the quarter included a $0.07 charge for restructuring costs associated with the company’s strategic transformation initiatives; a non-cash tax charge of $0.04 associated with recently enacted health care legislation; a non-cash net tax charge of $0.04, primarily associated with out-of-the money stock options that expired during the quarter, and a $0.02 loss associated with discontinued operations.

Revenue for the quarter was $1.3 billion, a decline of 2 percent which included a 3 percent benefit from currency, compared with the prior year.

Free cash flow was $294 million for the quarter and on a GAAP basis, the company generated $306 million in cash from operations. During the quarter the company used $80 million of cash for dividends to stockholders and reduced debt outstanding by $122 million.

Free cash flow for the quarter benefited from reduced working capital requirements, lower capital expenditures, and lower finance receivables in the period.

The company’s results for the quarter are summarized in the table below:

First Quarter*
Adjusted EPS	$0.55
Restructuring	($0.07)
Tax Charges	($0.09)
GAAP EPS from Continuing Operations	$0.40
Discontinued Operations	($0.02)
GAAP EPS	$0.38

*The sum of the earnings per share does not equal the totals above due to rounding.

Commenting on the quarter, Chairman, President and CEO Murray D. Martin noted, “Our performance this quarter reflects progress in our plans for growth, our intensified focus on distinct customer needs, and our efforts to transform our business. As a result we are reaffirming our revenue, adjusted earnings per diluted share and free cash flow guidance for 2010.

“Our recent investments in products and solutions that meet the unique needs of our key customer segments through state-of-the-art technologies and services are coming to fruition. The April launch of our Connect+™ Customer Communications series is an example of how we will deliver a broader portfolio of business services to our mailing customers. Connect+ ™ is the industry’s first web-enabled mailing system. Our ability to bring an expanding portfolio of mailing, shipping, marketing, and business services to our customers sets us apart from point-solution meter providers. We have begun a global roll-out of this professional mail solution with this U.S. launch.”

The company’s reported revenue trends continued to improve. Equipment sales and support services revenue improvements were driven by demand from enterprise customers globally. This was particularly evident within Production Mail, where increased demand late in 2009 and in the first quarter resulted in strong revenue growth. The company also experienced growing enterprise demand for its Mail Services and Software solutions.

The company noted there were some early signs of stabilization among its small to mid-sized customer base. Despite the pending launch of Connect+ ™ in April, U.S. Mailing equipment sales during the quarter were essentially flat with prior year, reflecting continued improvement since the end of 2008. Consistent with the company’s expectations, mailing revenue and EBIT growth were down because of lower rental and financing revenue. The headwind created by the impact of reduced equipment sales in prior periods on financing and rental revenue will moderate as equipment sales performance improves.

The company continues to implement processes and systems to leverage its growth opportunities and address the needs of its distinct customer segments through its Strategic Transformation Program. The company is reducing its cost of doing business while investing in its future. As a result, gross margin improved year-over-year and there was a reduction in the absolute dollar levels of selling, general and administrative expense versus the prior year. The company’s adjusted EBIT margin improved as a result of six of seven business segments having year-over-year improvement in their EBIT margins this quarter.

Business Segment Results
Mailstream Solutions

	1Q 2010	Y-O-Y Change	Change ex Currency
Revenue	$916 million	(2%)	(6%)
EBIT	$223 million	(3%)

Within Mailstream Solutions:
U.S. Mailing

	1Q 2010	Y-O-Y Change	Change ex Currency
Revenue	$477 million	(8%)	(8%)
EBIT	$171 million	(10%)

U.S. Mailing experienced improving trends in equipment sales during the quarter, particularly in its Solutions applications for mid-and higher-volume mailers. Support services revenue, which is driven by equipment placements, also had improving trends in the quarter.

During the quarter, the segment’s revenue and EBIT were adversely affected by lower rental and financing revenue. The decline in financing revenue represents about half of the total year-over-year reduction. The lower financing revenue was due to reduced equipment on lease as a result of lower sales in prior periods and in part, was due to the company’s decision to manage credit risk by reducing the amount of credit available to customers. The company expects that growth in finance revenue will be driven by future equipment sales and greater credit utilization for the purchase of postage and related company products. Meter rental revenue declined as a result of fewer equipment sales and meter rental placements in prior periods.

International Mailing

	1Q 2010	Y-O-Y Change	Change ex Currency
Revenue	$235 million	(1%)	(12%)
EBIT	$ 37 million	20%

International Mailing was adversely affected by lower financing and rental revenue due to fewer equipment sales in prior periods. Timing of postal rate change revenue in France contributed about 3 percent to the revenue decline. Activity levels in several markets have been weak as continued economic and sovereign credit concerns have slowed recovery in Europe. As a result, many businesses, especially smaller businesses, remained cautious when making investment decisions about new equipment or services. However, the company experienced revenue growth in Germany where the economic situation is more stable. Despite the segment’s lower revenue during the quarter, International Mailing was able to significantly increase EBIT and EBIT margin when compared with the prior year because of ongoing initiatives to improve productivity and consolidate administrative functions.

Worldwide Production Mail

	1Q 2010	Y-O-Y Change	Change ex Currency
Revenue	$125 million	14%	10%
EBIT	$ 11 million	115%

During the quarter, Production Mail continued to experience increased global customer demand for its industry leading, high-speed inserting systems and related software. Demand was driven both by improving economic conditions in certain countries and the need by some customers to replace aging equipment. As a result, Production Mail again ended the quarter with a strong backlog of customer orders globally. The IntelliJet ™ 30 Printing System that was recently launched added to backlog growth and is expected to contribute to revenue in the second half of 2010. Production Mail also had a significant improvement in EBIT versus the prior year because of positive leverage from revenue growth, enhanced by ongoing productivity initiatives.

Software

	1Q 2010	Y-O-Y Change	Change ex Currency
Revenue	$ 79 million	5%	(1%)
EBIT	$ 4 million	66%

Software typically experiences lower revenue and EBIT in the first quarter of the year. Revenue was down only slightly in the quarter versus the prior year on a constant currency basis despite continued transition to annuity-based pricing for some solutions. Excluding the impacts of this transition, revenue growth would have improved 5 percent versus the prior year. The company’s actions to integrate its operations and focus its product offerings have resulted in an improved EBIT margin. The company continues to expand its SaaS offerings and recurring revenue streams from term licenses. Continued customer interest in its data integration, document composition and location intelligence software products resulted in an improved pipeline of deals for the quarter versus the prior year.

Mailstream Services

	1Q 2010	Y-O-Y Change	Change ex Currency
Revenue	$432 million	(2%)	(4%)
EBIT	$ 49 million	34%
Within Mailstream Services:
Management Services

	1Q 2010	Y-O-Y Change	Change ex Currency
Revenue	$255 million	(4%)	(7%)
EBIT	$ 20 million	47%

Net new contracts for the quarter improved versus the prior year. Net new contracts provide a measure of future annual revenue to be realized from new accounts. Revenue for the quarter was adversely impacted by account contractions and terminations in the U.S. during the prior year, stemming from recessionary pressures as well as lower print and copy volumes. Outside the U.S., where the company principally provides print and customer communication services to enterprise accounts, revenue growth resumed on higher volumes. EBIT margins improved globally versus the prior year, led by significant continuing margin improvement in Europe. Similar to the U.S., margin improvement in Europe was the result of the company’s focus on more profitable contracts, ongoing productivity initiatives, and a continued transition to a more variable cost structure.

Mail Services

	1Q 2010	Y-O-Y Change	Change ex Currency
Revenue	$145 million	3%	2%
EBIT	$ 24 million	31%

Mail Services continues to process increasing volumes of presort mail from existing customers and continues to diversify its mix of mail through growing Standard Class volumes. Its overall volume increases were driven in part by its unique ability to help mailers benefit from the discounts available when properly utilizing the Intelligent Mail Barcode. Ongoing automation and productivity initiatives helped Mail Services improve its EBIT margin by 360 basis points when compared with the prior year.

Marketing Services

	1Q 2010	Y-O-Y Change	Change ex Currency
Revenue	$ 32 million	(5%)	(5%)
EBIT	$ 5 million	7%

Revenue declined versus the prior year primarily because of the decline in household moves. EBIT margin improved year-over-year due to ongoing productivity initiatives.

2010 Guidance

This guidance discusses future results which are inherently subject to unforeseen risks and developments. As such, discussions about the business outlook should be read in the context of an uncertain future, as well as the risk factors identified in the safe harbor language at the end of this release.

The company reaffirms its revenue, adjusted earnings per diluted share and free cash flow guidance for 2010. The company is updating its guidance for GAAP earnings per diluted share to reflect the non-cash tax charge resulting from recently enacted health care legislation. The company expects 2010 reported revenue to be in a range of flat to 3 percent growth. On a constant currency basis the company expects revenue in the range of a 2 percent decline to one percent growth. Adjusted earnings per diluted share is expected to be in the range of $2.30 to $2.50 for the year. Adjusted earnings per diluted share excludes the expected impact of $100 million to $150 million of pre-tax restructuring charges associated with the company’s previously announced transformation initiatives. Adjusted earnings per diluted share also excludes expected non-cash tax charges of approximately $.07 cents per diluted share associated with out-of-the-money stock options that expire principally in the first and fourth quarters of 2010, and a non-cash tax charge of $.04 associated with recently enacted health care legislation. On a GAAP basis, the company expects 2010 earnings per diluted share from continuing operations in the range of $1.71 to $2.07. The company expects that a greater percentage of its annual earnings will occur in the second half of the year as equipment sales start to improve and the impact of lower financing revenue moderates, and the company realizes increased benefits from its transformation initiatives.

The company expects to generate free cash flow for 2010 in the range of $650 million to $750 million. During 2010 the company expects an increasing investment in finance receivables through higher levels of equipment sales, requiring a higher use of cash versus the prior year.

The company’s expected earnings results for 2010 are summarized below.

Full Year 2010
Adjusted EPS	$2.30 to $2.50
Restructuring	($0.32 to $0.48)
Tax Charges	($0.11)
GAAP EPS from Continuing Operations	$1.71 to $2.07

Mr. Martin concluded, “We continue to realize the benefits of our ongoing actions to improve the infrastructure, productivity and profitability of the company. As the economy and business conditions improve, we believe we are poised to take advantage of the profitable growth opportunities that lay before us.”

Management of Pitney Bowes will discuss the company’s results in a broadcast over the Internet today at 5:00 p.m. EST. Instructions for listening to the earnings results via the Web are available on the Investor Relations page of the company’s web site at www.pb.com/investorrelations.

Pitney Bowes is a $5.6 billion global leader whose products, services and solutions deliver value within the mailstream and beyond. For more information visit www.pitneybowes.com.

The company's financial results are reported in accordance with generally accepted accounting principles (GAAP). However, earnings per share, income from continuing operations, and free cash flow results are adjusted to exclude the impact of special items such as transformation initiatives, restructuring charges, tax adjustments, accounting adjustments and write downs of assets. Although these charges represent actual expenses to the company, these charges might mask the periodic income and financial and operating trends associated with our business. The use of free cash flow has limitations. GAAP cash flow has the advantage of including all cash available to the company after actual expenditures for all purposes. Free cash flow permits a shareholder insight into the amount of cash that management could have available for other discretionary uses. It adjusts for long-term commitments such as capital expenditures, as well as special items like cash used for restructuring charges, unusual tax payments and contributions to its pension funds. These items use cash that is not otherwise available to the company and are important expenditures. Management compensates for these limitations by using a combination of GAAP cash flow and free cash flow in doing its planning.

EBIT excludes interest payments and taxes, both cash expenses to the company, and as a result, has the effect of showing a greater amount of earnings than net income. The company uses EBIT for purposes of measuring the performance of its management team. The interest rates and tax rates applicable to the company generally are outside the control of management, and it can be useful to judge performance independent of those variables. Financial results on a constant currency basis exclude the impact of changes in foreign currency exchange rates since the prior period under comparison and are calculated using the average of the rates in effect during that period. Constant currency measures are intended to help investors better understand the underlying operational performance of the business excluding the impacts of shifts in currency exchange rates over the intervening period.

Pitney Bowes has provided a quantitative reconciliation to GAAP in supplemental schedules. This information may also be found at the company's web site www.pb.com/investorrelations in the Investor Relations section.

This document contains “forward-looking statements” about our expected or potential future business and financial performance. For us forward-looking statements include, but are not limited to, statements about possible transformation initiatives; restructuring charges; our future revenue and earnings guidance; and other statements about future events or conditions. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to: the uncertain economic environment, fluctuations in customer demand; mail volumes; foreign currency exchange rates; the outcome of litigations; and changes in postal regulations, as more fully outlined in the company's 2009 Form 10-K Annual Report and other reports filed with the Securities and Exchange Commission. Pitney Bowes assumes no obligation to update any forward-looking statements contained in this document as a result of new information, events or developments.

Note: Consolidated statements of income; revenue and EBIT by business segment; and reconciliation of GAAP to non-GAAP measures for the three months ended March 31, 2010 and 2009, and consolidated balance sheets at March 31, 2010 and December 31, 2009 are attached.

Pitney Bowes Inc.
Consolidated Statements of Income
(Unaudited)

(Dollars in thousands, except per share data)

	Three Months Ended March 31,
	2010	2009
Revenue:
Equipment sales	$239,936	$231,825
Supplies	85,277	88,029
Software	83,129	79,726
Rentals	155,437	168,130
Financing	162,775	182,798
Support services	180,034	174,347
Business services	441,645	454,729

Total revenue	1,348,233	1,379,584

Costs and expenses:
Cost of equipment sales	106,402	104,064
Cost of supplies	25,365	23,341
Cost of software	20,591	19,497
Cost of rentals	37,071	35,851
Financing interest expense	21,938	24,452
Cost of support services	114,606	117,347
Cost of business services	330,472	353,044
Selling, general and administrative	443,297	450,391
Research and development	40,865	46,949
Restructuring charges and asset impairments	20,722	-
Other interest expense	27,658	27,751
Interest income	(762)	(1,552)

Total costs and expenses	1,188,225	1,201,135

Income from continuing operations before income taxes	160,008	178,449

Provision for income taxes	73,245	72,149

Income from continuing operations	86,763	106,300

(Loss) gain from discontinued operations, net of income tax	(3,130)	2,623

Net income before attribution of noncontrolling interests	83,633	108,923

Less: Preferred stock dividends of subsidiaries
attributable to noncontrolling interests	4,594	4,521

Pitney Bowes Inc. net income	$79,039	$104,402

Amounts attributable to Pitney Bowes Inc. common
stockholders:
Income from continuing operations	$82,169	$101,779
(Loss) gain from discontinued operations	(3,130)	2,623

Pitney Bowes Inc. net income	$79,039	$104,402

Basic earnings per share of common stock attributable to
Pitney Bowes Inc. common stockholders (1):
Continuing operations	$0.40	$0.49
Discontinued operations	(0.02)	0.01

Net income	$0.38	$0.51

Diluted earnings per share of common stock attributable to
Pitney Bowes Inc. common stockholders (1):
Continuing operations	$0.40	$0.49
Discontinued operations	(0.02)	0.01

Net income	$0.38	$0.50

Average common and potential common
shares outstanding	207,904,255	206,857,503

(1) The sum of the earnings per share amounts may not equal the totals above due to rounding.

Pitney Bowes Inc.
Consolidated Balance Sheets
(Unaudited)

(Dollars in thousands, except per share data)

Assets	03/31/10	12/31/09
Current assets:
Cash and cash equivalents	$476,940	$412,737
Short-term investments	19,211	14,682
Accounts receivable, less allowances:
03/10 $39,491 12/09 $42,781	765,438	816,852
Finance receivables, less allowances:
03/10 $44,578 12/09 $46,790	1,336,028	1,370,918
Inventories	162,070	156,502
Current income taxes	82,095	101,248
Other current assets and prepayments	101,014	98,297

Total current assets	2,942,796	2,971,236

Property, plant and equipment, net	488,245	514,904
Rental property and equipment, net	344,363	360,207
Long-term finance receivables, less allowances:
03/10 $24,177 12/09 $25,368	1,307,670	1,355,442
Investment in leveraged leases	242,666	233,359
Goodwill	2,254,115	2,286,904
Intangible assets, net	294,014	316,417
Non-current income taxes	108,023	108,260
Other assets	386,457	387,182

Total assets	$8,368,349	$8,533,911

Liabilities, noncontrolling interests and stockholders' (deficit) equity
Current liabilities:
Accounts payable and accrued liabilities	$1,661,467	$1,748,254
Current income taxes	155,871	144,385
Notes payable and current portion of long-term obligations	103,533	226,022
Advance billings	482,849	447,786

Total current liabilities	2,403,720	2,566,447

Deferred taxes on income	313,991	293,459
Tax uncertainties and other income tax liabilities	533,775	525,253
Long-term debt	4,215,728	4,213,640
Other non-current liabilities	610,424	625,079

Total liabilities	8,077,638	8,223,878

Noncontrolling interests (Preferred stockholders' equity in subsidiaries)	296,370	296,370

Stockholders' (deficit) equity:
Cumulative preferred stock, $50 par value, 4% convertible	4	4
Cumulative preference stock, no par value, $2.12 convertible	841	868
Common stock, $1 par value	323,338	323,338
Additional paid-in capital	246,922	256,133
Retained earnings	4,309,185	4,305,794
Accumulated other comprehensive loss	(483,232)	(457,378)
Treasury stock, at cost	(4,402,717)	(4,415,096)

Total Pitney Bowes Inc. stockholders' (deficit) equity	(5,659)	13,663

Total liabilities, noncontrolling interests and stockholders' (deficit) equity	$8,368,349	$8,533,911

Pitney Bowes Inc.
Revenue and EBIT
Business Segments
March 31, 2010
(Unaudited)

(Dollars in thousands)	Three Months Ended March 31,
			%
	2010	2009	Change
Revenue

U.S. Mailing	$477,041	$516,017	(8%)
International Mailing	235,303	237,312	(1%)
Production Mail	124,776	109,429	14%
Software	79,373	75,375	5%
Mailstream Solutions	916,493	938,133	(2%)

Management Services	254,616	266,502	(4%)
Mail Services	145,102	141,251	3%
Marketing Services	32,022	33,698	(5%)
Mailstream Services	431,740	441,451	(2%)

Total revenue	$1,348,233	$1,379,584	(2%)

EBIT (1)

U.S. Mailing	$171,137	$190,628	(10%)
International Mailing	36,981	30,939	20%
Production Mail	10,914	5,067	115%
Software	4,332	2,604	66%
Mailstream Solutions	223,364	229,238	(3%)

Management Services	20,092	13,637	47%
Mail Services	24,320	18,575	31%
Marketing Services	4,522	4,222	7%
Mailstream Services	48,934	36,434	34%

Total EBIT	$272,298	$265,672	2%

Unallocated amounts:
Interest, net	(48,834)	(50,651)
Corporate expense	(42,734)	(36,572)
Restructuring charges and asset impairments	(20,722)	-

Income from continuing operations before income taxes	$160,008	$178,449

(1) Earnings before interest and taxes (EBIT) excludes general corporate expenses and restructuring charges and asset impairments.

Pitney Bowes Inc.
Reconciliation of Reported Consolidated Results to Adjusted Results
(Unaudited)

(Dollars in thousands, except per share data)

	Three Months Ended March 31,
	2010	2009

GAAP income from continuing operations
after income taxes, as reported	$82,169	$101,779
Restructuring charges and asset impairments	13,527	-
Tax adjustments	17,690	11,119
Income from continuing operations
after income taxes, as adjusted	$113,386	$112,898

GAAP diluted earnings per share from
continuing operations, as reported	$0.40	$0.49
Restructuring charges and asset impairments	0.07	-
Tax adjustments	0.09	0.05
Diluted earnings per share from continuing
operations, as adjusted	$0.55	$0.55

GAAP net cash provided by operating activities,
as reported	$306,148	$276,471
Capital expenditures	(28,367)	(47,776)
Restructuring payments and discontinued operations	27,720	32,701
Reserve account deposits	(11,221)	(21,675)

Free cash flow, as adjusted	$294,280	$239,721

Note: The sum of the earnings per share amounts may not equal the totals above due to rounding.

CONTACT:
Pitney Bowes Inc.
Editorial –
Sheryl Y. Battles, 203-351-6808
VP, Corp. Communications
or
Financial –
Charles F. McBride, 203-351-6349
VP, Investor Relations
or
Website –
www.pitneybowes.com